Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated July 3, 2018

 Relating to Preliminary Prospectus dated July 2, 2018

Registration No. 333-225676

AURIS MEDICAL HOLDING AG

FREE WRITING PROSPECTUS

This free writing prospectus relates only to, and should be read together with, the preliminary prospectus dated July 2, 2018 (the “Preliminary Prospectus”) included in Amendment No. 1 to the Registration Statement on Form F-1 (File No. 333-225676) (the “Registration Statement”) relating to the public offering of securities of Auris Medical Holding AG (the “Company”). The information in this free writing prospectus is preliminary and is subject to completion or change. This free writing prospectus should be read together with the Preliminary Prospectus included in the Registration Statement and all documents incorporated by reference therein, including the section entitled “Risk Factors” in the Preliminary Prospectus and the Company’s Annual Report on Form 20-F for the year ended December 31, 2017, which is incorporated by reference into the Preliminary Prospectus.

To review the Preliminary Prospectus included in the Registration Statement, click the following link on the website of the U.S. Securities and Exchange Commission (“SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing the Company’s filings for the relevant date on the SEC web site): https://www.sec.gov/Archives/edgar/data/1601936/000114420418037065/0001144204-18-037065-index.htm

The Company has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting A.G.P./Alliance Global Partners, 590 Madison Avenue, 36th Floor, New York, NY 10022 or via telephone at 212-624-2006 or email: prospectus@allianceg.com.

The following information updates and supersedes the information contained in the Preliminary Prospectus to the extent that such information is inconsistent therewith.

Auris Medical Announces Publication Confirming Dose-Dependent Effects of Betahistine and Relationship to Bioavailability in Cat Model of Acute Vertigo

Zug, Switzerland, July 3, 2018 - Auris Medical Holding AG (NASDAQ: EARS), a clinical-stage company dedicated to developing therapeutics that address important unmet medical needs in neurotology and mental health supportive care, today announced the publication of an article confirming dose-dependent effects of betahistine and their relationship to bioavailability in a cat model of surgery-induced acute vertigo. The peer-reviewed article "Betahistine treatment in a cat model of vestibular pathology: pharmacokinetic and pharmacodynamic approaches" was published in Frontiers in Neurology, the second most-cited open-access journal in clinical neurology.[1]

The article presents the outcomes of a study with betahistine in a previously established model of acute loss of vestibular function in cats following the unilateral sectioning of the vestibular nerve (neurectomy). The immediate effect of this intervention is the loss of balance and the sensation of vertigo. Thanks to compensatory mechanisms, cats recover their vestibular function over around 40 days. The study demonstrated that daily oral administration of betahistine 2 mg/kg resulted in faster improvement of acute symptoms than with betahistine 0.2 mg/kg. In addition, unlike the lower dose, betahistine 2 mg/kg also accelerated significantly the recovery process; further, it was associated with a significant increase of the histaminergic activity of the tuberomamillary nuclei in the hypothalamus and substantially higher bioavailability in blood plasma (7 x relative to betahistine 0.2 mg/kg).

"We are very excited about the evidence from this study that confirms the benefits of increasing betahistine's bioavailability", commented Thomas Meyer, Auris Medical's founder, Chairman and CEO. "This finding provides further support for our approach of using intranasal delivery of betahistine for treating acute vertigo. As previously reported, intranasal administration to healthy volunteers resulted in a 20- to 40-fold higher bioavailability compared with oral administration."

About Auris Medical

Auris Medical is a Swiss biopharmaceutical company dedicated to developing therapeutics that address important unmet medical needs in neurotology and mental health supportive care. The company is focused on the development of intranasal betahistine for the treatment of vertigo (AM-125) and for the treatment of antipsychotic-induced weight gain and somnolence (AM-201). This program is currently in Phase 1. In addition Auris Medical has two Phase 3 programs under development: AM-111 for acute inner ear hearing loss and Keyzilen® (AM-101) for acute inner ear tinnitus. The Company was founded in 2003 and is headquartered in Zug, Switzerland. The shares of Auris Medical Holding AG trade on the NASDAQ Capital Market under the symbol "EARS."

Forward-looking Statements

This press release may contain statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements other than historical facts and may include statements that address future operating, financial or business performance or Auris Medical's strategies or expectations. In some cases, you can identify these statements by forward-looking words such as "may", "might", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "projects", "potential", "outlook" or "continue", or the negative of these terms or other comparable terminology. Forward-looking statements are based on management's current expectations and beliefs and involve significant risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by these statements. These risks and uncertainties include, but are not limited to, Auris Medical's need for and ability to raise substantial additional funding to continue the development of its product candidates, the ability to pursue strategic partnering and non-dilutive funding for its Phase 3 programs, the results of Auris Medical's review of strategic options and the outcome of any action taken as a result of such review, the timing and conduct of clinical trials of Auris Medical's product candidates, the clinical utility of Auris Medical's product candidates, the timing or likelihood of regulatory filings and approvals, Auris Medical's intellectual property position and Auris Medical's financial position, including the impact of any future acquisitions, dispositions, partnerships, license transactions or changes to Auris Medical's capital structure, including future securities offerings. These risks and uncertainties also include, but are not limited to, those described under the caption "Risk Factors" inAuris Medical's Annual Report on Form 20-F for the year ended December 31, 2017, and in Auris Medical's other filings with the SEC, which are available free of charge on the Securities Exchange Commission's website at: www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. All forward-looking statements and all subsequent written and oral forward-looking statements attributable to Auris Medical or to persons acting on behalf of Auris Medical are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made, and Auris Medical does not undertake any obligation to update them in light of new information, future developments or otherwise, except as may be required under applicable law.

[1] Tighilet B, Léonard J, Watabe I, Bernard-Demanze L, Lacour M (2018). Betahistine treatment in a cat model of vestibular pathology: pharmacokinetic and pharmacodynamic approaches. Front Neurol. 11(9):431.